Exhibit 5.1

September 26, 2011

Global Geophysical Services, Inc.
13927 South Gessner Road
Missouri City, Texas 77489

Ladies and Gentlemen:

We have acted as counsel to Global Geophysical Services, Inc., a Delaware corporation (the "Company"), in connection with the issuance of up to 1,000,000 shares of common stock, $0.01 par value per share (the "Shares"), under the Company's 2011 Employee Stock Purchase Plan (the "Plan"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on September 26, 2011.

We have examined originals or copies of the following documents (collectively, the "Documents"): (i) the Certificate of Incorporation of the Company, as amended to date and in effect on the date hereof, (ii) the Bylaws of the Company, as amended to date and in effect on the date hereof, (iii) the Registration Statement, together with the exhibits thereto, (iv) certain resolutions of the Board of Directors of the Company, relating to the adoption of the Plan and the issuance of the Shares, (v) the Plan, and (vi) such statutes and regulations as we have deemed necessary or advisable for the purposes of this opinion.

We have not independently verified any factual matter relating to this opinion.

In our examination of the Documents, and in rendering the opinion set forth below, we have assumed the genuineness of all signatures, and the following: (i) each of the parties to the Documents has duly and validly authorized, executed and delivered each of the Documents; (ii) each person executing any such instrument, agreement or other document on behalf of any such party is duly authorized to do so; (iii) each natural person executing any such instrument, agreement or other document is legally competent to do so; and (iv)  all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies or telecopies or portable document file ("PDF") copies conform to the original documents (and the authenticity of the originals of such copies).

Based upon the foregoing, and subject to the limitations and qualifications stated herein, it is our opinion that the Shares, when (i) issued and sold in the manner referred to in the Plan and (ii) the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

The foregoing opinion is predicated on and qualified in its entirety by the following:

a.	The foregoing opinion is based on and is limited to federal laws and the General Corporation Law of the State of Delaware, and we render no opinion with respect to the law of any other jurisdiction.

b.	We express no opinion as to compliance with the securities (or "blue sky") laws of any jurisdiction.

c.
The foregoing opinion is rendered as of the date hereof. We assume no obligation to revise, update or supplement such opinion (i) should the present Delaware General Corporation Law be changed by legislative action, judicial decision or otherwise after the date hereof, or (ii) to reflect any facts or circumstances that may hereafter come to our attention.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, /s/ CHAMBERLAIN, HRDLICKA, WHITE, WILLIAMS & AUGHTRY, P.C.